Exhibit 5.1

March 25, 2011
Citigroup Inc.
399 Park Avenue
New York, New York 10043

Ladies and Gentlemen:

I am an Assistant General Counsel-Capital Markets of Citigroup Inc., a Delaware corporation (the “Company”). I refer to the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) relating to debt securities of the Company (the “Debt Securities”). The Debt Securities are being registered under the Registration Statement under the Securities Act of 1933, as amended (the “Act”).

The Debt Securities will be issued under an Indenture dated as of March 15, 1987, as amended (the “Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”), as Trustee.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and assuming that (i)  all Debt Securities will be issued in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate Prospectus; and (ii) the Debt Securities will be issued and delivered as set forth in the Registration Statement; I am of the opinion that:

1. The Company is a duly incorporated and existing corporation under the laws of the State of Delaware.

2. With respect to Debt Securities to be issued under the Indenture, assuming the due authorization, execution, and delivery of the applicable Indenture by the Trustee, and due execution, authentication and delivery of the Debt Securities in accordance with the terms of the applicable Indenture, when such Debt Securities have been issued in the manner contemplated by the Registration Statement, such Debt Securities will be legal, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). I am not admitted to the practice of law in the State of Delaware.

I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Validity of Securities.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael J. Tarpley
Associate General Counsel – Capital Markets